INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities
           Exchange Act of 1934 (Amendment No.   )

  Filed by the registrant  [ X ]

  Filed by a party other than the registrant  [   ]

  Check the appropriate box:

  [    ] Preliminary proxy statement
  [ X  ] Definitive proxy statement
  [    ] Definitive additional materials
  [    ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          LYNTON GROUP, INC.
           (Name of Registrant as Specified in Its Charter)


                          LYNTON GROUP, INC.
              (Name of Person(s) Filing Proxy Statement)


 Payment of filing fee (Check the appropriate box):

 [ X ] $125  per  Exchange  Act  Rule  0-11(c)(1)(ii), 14a-6(i)(1),
       or 14a-6(j)(2).
 [   ] $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
 [   ] Fee computed on the table below per  Exchange  Act Rules 14a-6(i)(4)
       and 0-11.

 (1)  Title of each class of securities to which transaction applies:  N/A
 (2)  Aggregate  number  of securities to which transaction  applies:  N/A
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
 (4)  Proposed maximum aggregate value of transaction:  N/A

 [  ] Check box if any part of the  fee  is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

 (1)  Amount previously paid:  N/A
 (2)  Form, schedule or registration statement no.:  N/A
 (3)  Filing party:  N/A
 (4)  Date filed:  N/A




                          LYNTON GROUP, INC.
                           9 AIRPORT ROAD
                     MORRISTOWN MUNICIPAL AIRPORT
                     MORRISTOWN, NEW JERSEY 07960

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MARCH 12, 1997

To the Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Lynton Group, Inc. (the "Company") will be held on March 12, 1997, at 2:00 p.m., local time, at the principal executive offices of the Company, 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960, for the following purposes:

     1. To elect five Directors to serve as the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their successors shall be elected and shall qualify; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The close of business on February 6, 1997 has been fixed as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof.

     Your attention is called to the proxy statement on the following pages. We hope that you will attend the Annual Meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

                                 By Order of the Board of Directors,


                                 PAUL BOYD,
                                 Secretary


Morristown, New Jersey
February 14, 1997



                        LYNTON GROUP, INC.
                         PROXY STATEMENT
                  ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MARCH 12, 1997
                   _____________________________

     This Proxy Statement is being furnished to stockholders of Lynton Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company to be held on March 12, 1997, at 2:00 p.m., local time, at the principal executive offices of the Company, 9 Airport Road, Morristown Municipal Airport,
Morristown, New Jersey 07960, and at any adjournment thereof (the "Annual Meeting").

     The Board has fixed the close of business on February 6, 1997 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, the Company had outstanding 6,394,872 shares of Common Stock, par value $.30 per share (the "Common Stock") which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and other employees of the Company may solicit proxies by personal contact, telephone, facsimile or other electronic means without additional compensation. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about February 14, 1997.

     Proxies in the accompanying form which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions thereon. If no instructions are indicated thereon, proxies will be voted FOR all matters listed in the Notice of Annual Meeting of Stockholders and in accordance with the discretion of the person(s) voting the proxies with respect to all other matters properly presented at the Annual Meeting. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. The holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at the Annual Meeting will be required for the election of directors. If a stockholder, present in person or represented by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently.

      PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 6, 1997, (i) the number of shares of Common Stock owned of record or beneficially, or both, by each person who owned of record, or is known by the Company to have beneficially owned, individually, or with his associates, more than 5% of such shares then outstanding; (ii) the number of shares owned beneficially by each Director of the Company, each person nominated to be a Director and each named executive officer of the Company; and (iii) the number of shares owned beneficially by all Directors and executive officers as a group. Except as otherwise indicated below, each of the persons listed below has sole voting and investment power with respect to his or her shares.

                                 AMOUNT AND NATURE           PERCENT
NAME OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP     OF CLASS

Consulta Special Funds Limited   1,898,788(1)                29.7%
Paul R. Dupee, Jr.               1,348,485(2)                21.1%
Task (USA) Inc.                  1,026,936(3)                16.1%
Brae Group, Inc.                   410,776(4)                 6.4%
Christopher Tennant                231,132(5)                 3.6%
James G. Niven                     434,944(6)                 6.8%
Richard Hambro                     278,723(7)                 4.4%
Nigel D. Pilkington              1,899,288(8)                29.7%
Nicholas R.H. Toms                  22,680(9)                  *
Ian J. Borrowdale                   63,214(10)                1.0%
Louis Marx, Jr.                    410,776(11)                6.4%
All Executive Officers
and Directors as a Group
(consisting of 7 persons)        4,278,466(12)               66.5%

 *   Less than 1%
(1)  The  address  for  Consulta  Special Funds Limited is St. Julian's
     Avenue, Guernsey, Channel Islands.
(2)  The address for Paul R. Dupee, Jr. is 10 Wilton Row, London, England.
(3)  The address for Task (USA) Inc.  is  30  Rockefeller  Plaza, New York,
     New York.
(4)  The address for Brae Group, Inc. is 1101 Richmond Avenue, Houston, Texas.
(5)  Includes 220,000 shares held by Christopher Tennant and 11,132 shares held by Lynton International Limited, a company organized under the laws of England ("Lynton International"). Mr. Tennant is the sole shareholder of Lynton International  and, by virtue of such ownership,
     Mr. Tennant may be deemed the beneficial owner of the shares held by Lynton International.
(6) Includes 423,276 shares held by Mr. Niven, 5,000 shares owned by a foundation for which Mr. Niven serves as a trustee and a director and 6,668 shares which Mr. Niven has the right to acquire within 60 days pursuant to the exercise of stock options. The address for Mr. Niven is 1334 York Avenue, New York, New York.
(7) Includes 66,667 shares held by BMB-H Investment Company Limited, a Jersey corporation ("BMB-H") which is 25% owned and controlled by J.O. Hambro & Company Limited, a corporation organized under the laws of England ("J.O. Hambro"). Richard Hambro is an Executive Director of J.O. Hambro and, by virtue of such status, may be deemed to be a controlling person of BMB-H and beneficial owner of the shares held by BMB-H. Mr. Hambro disclaims beneficial ownership of the shares held by BMB-H. Also, includes 205,388 shares held by J.O. Hambro Nominees Limited and 6,668 shares which Mr. Hambro has the right to acquire within 60 days pursuant to the exercise of stock options.
(8) Includes 500 shares held by the wife of Mr. Pilkington and 1,898,788 shares held by Consulta Special Funds Limited ("Consulta"). Mr. Pilkington is a director of Consulta and may be deemed to have beneficial ownership of such shares. Mr. Pilkington disclaims beneficial ownership of the shares held by Consulta except to the extent of his pecuniary interest therein. The address for Mr. Pilkington is 20 St. James's Street, London, England.
(9) Includes 16,012 shares held by Nicholas R.H. Toms and 6,668 shares which Mr. Toms has the right to acquire within 60 days pursuant to the exercise of stock options. Mr. Toms is not standing for re-election to the Board of Directors.
(10) Includes 46,547 shares held by Mr. Borrowdale and 16,667 shares which Mr. Borrowdale has the right to acquire within 60 days pursuant to the exercise of stock options.
(11) Consists of 410,776 shares held by Brae Group, Inc. ("Brae"). Louis Marx, Jr. owns the majority of the voting securities of Brae and may therefore be deemed to beneficially own the shares held by Brae. The address for Mr. Marx is 667 Madison Avenue, New York, New York.
(12) Includes 36,671 shares which present officers and directors have the right to acquire within 60 days pursuant to the exercise of stock options.


                         ELECTION OF DIRECTORS

     A Board of Directors consisting of five members is to be elected by the stockholders, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualify.

     Unless authority is withheld, it is intended that proxies will be voted for the election of the five nominees below, each of whom is currently serving as a director. The Board of Directors does not contemplate that any of these nominees will be unable or will decline to serve. However, if any of them is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

INFORMATION CONCERNING NOMINEES

     The following table sets forth certain information with respect to the five nominees for election to the Board of Directors.

                               PRESENT POSITION        HAS SERVED AS
NAME                  AGE      AND OFFICES             DIRECTOR SINCE

Christopher Tennant   46       President, Chief        1985
                               Executive Officer
                               and Director

Richard Hambro        51       Chairman of the         1989
                               Board and Director

James G. Niven        51       Director                1989

Paul R. Dupee, Jr.    53       Director                1996

Nigel D. Pilkington   45       Director                1996


     CHRISTOPHER TENNANT has been a Director of the Company since November 1985 and became President and Chief Executive Officer in May 1989 upon the Company's acquisition of Lynton Group Limited. From 1985 to 1988, Mr. Tennant also was the Company's Treasurer and Chief Financial Officer. For more than the last five years, Mr. Tennant has served as Managing Director of Lynton Group Limited, the Company's wholly-owned subsidiary.

     RICHARD HAMBRO has been a Director of the Company since May 1989. He was Chairman of the Board from May 1989 to February 1994, Co-Chairman from February 1994 to January 1997, and again he has been Chairman since January 1997. Since 1988, Mr. Hambro has been an Executive Director of J.O. Hambro & Company Limited, a London based investment banking firm. From 1978 to 1986, he was a Director of Hambros Bank in London. Mr. Hambro has also served as a Director and Chairman of Lynton Group Limited since 1982. He also presently serves as a director of various other closely held companies and non-U.S. public companies.

     JAMES G. NIVEN has been a Director of the Company since May 1989. From February 1994 to January 1997, he was also Co-Chairman of the Board. Since 1982, he has been a general partner of Pioneer Associates Company, a venture capital investment company. He is currently a Senior Vice President of Sotheby's. Mr. Niven is a director of Noel Group, Inc., The Prospect Group, Inc., Lincoln Snacks Company, Tatham Offshore, Inc., HealthPlan Services, CBT Bancshares, Inc., and an Advisory Director of Houston National Bank. He is also a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a trustee of the Museum of Modern Art and the National Center for Learning Disabilities, Inc.

     PAUL R. DUPEE, JR. has been a Director of the Company since April 1996. From September 1993 to November 1996, Mr. Dupee was Vice-Chairman of the Board of Directors and a Director of Celtics, Inc., the corporate general partner of Boston Celtics Limited Partnership ("BCLP") which owns and operates the Boston Celtics professional basketball team of the National Basketball Association. Mr. Dupee also served as a Director of BCLP from 1990 to 1996. Mr. Dupee was Chairman of the Board of London Investment Trust, PLC, a large international futures and options brokering and clearinghouse from 1987 to January 1988. Mr. Dupee was President of Providence Capitol, Ltd. from 1982 until its liquidation in December 1986. Prior thereto, he was associated with Gulf & Western Industries, Inc., most recently as a Vice President and President of its Providence Capitol Division. Since 1986, Mr. Dupee has been a private investor.

     NIGEL D. PILKINGTON has been a director of the Company since December 1996. Since 1991, Mr. Pilkington has been an executive director of Consulta Limited, an investment management organization. Prior thereto and from 1983 to 1991, he was with CS First Boston Group ("CSFB"), initially as a manager of the equity division in London and then as managing director of the European equity sales and trading of CSFB in London. Mr. Pilkington is also a non-executive director of Blakeney Management Limited, Oryx Fund Limited and Oryx (India) Fund Limited.

THE COMPANY'S EXECUTIVE OFFICERS

     There are no executive officers of the Company other than those named above, except Ian J. Borrowdale, age 57, Vice President of International Operations and Chief Operating Officer of the Company.

     IAN J. BORROWDALE has been Vice President of International Operations of the Company since January 1991 and Chief Operating Officer since May 1995. Mr. Borrowdale is a director of European Helicopters Limited and was, from 1987 to 1988, its technical director and, from 1988 to 1990, its Managing Director. Prior thereto and from 1981 to 1987, Mr. Borrowdale was employed as the technical director of McAlpines Helicopters Limited, a United Kingdom helicopter maintenance organization.



EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended September 30, 1996, 1995 and 1994, of those persons who were, at September 30, 1996 (i) the chief executive officer and
(ii) the other most highly compensated executive officers of the Company, whose annual base salary and bonus compensation was in excess of $100,000 (the named executive officers):

                                    SUMMARY COMPENSATION TABLE
                                    ANNUAL                  LONG-TERM
                                    COMPENSATION            COMPENSATION

                                                            AWARDS
NAME AND PRINCIPAL     FISCAL                               OPTIONS
POSITION               YEAR    SALARY       BONUS           (SHARES)

Christopher Tennant    1996    $144,000(1)  $50,000(2)      0
 President and Chief   1995    $144,000(1)  $0              0
 Executive Officer     1994    $150,976(1)  $0              0

Ian J. Borrowdale      1996    $143,784     $0              0
 Vice President        1995    $127,227     $0              0
 of International      1994    $135,000     $0              0
 Operations and
 Chief Operating
 Officer

Manus O'Donnell(3)     1996    $145,858     $0              0
                       1995    $ 65,986     $0              20,000

Robert F. Hagan(4)     1995    $124,498     $0              0
                       1994    $119,000     $0              0
______________________

(1) In addition, Lynton International Limited ("Lynton International"), a company wholly-owned by Mr. Tennant, was paid $46,000, $48,000 and $64,000 during fiscal 1996, 1995 and 1994, respectively, for office space in London rented to the Company. In addition, at September 30, 1995 the Company had a non-interest bearing receivable from Lynton International in the amount of $191,308. This amount was written off in fiscal 1996 pursuant to a resolution of the Board of Directors. (See " - Transactions with Management and Others").

(2) Represents a cash bonus earned for fiscal 1996, $25,000 of which was paid in December 1996. The balance has not been paid to date.

(3)  Mr.  O'Donnell,  who is no longer affiliated with the Company,  served  as
     Vice  President  of   Finance,  Chief  Financial  Officer,  Secretary  and
     Treasurer from May 1995 through December 1996.

(4) Mr. Hagan, who is no longer affiliated with the Company, served as Secretary, Treasurer and Chief Financial Officer from May 1989 through May 1995 and in other capacities through September 1995.

STOCK OPTIONS GRANTED AND EXERCISED IN FISCAL 1996;
FISCAL YEAR-END VALUES

     During the fiscal year ended September 30, 1996, the Company did not grant any stock options or stock appreciation rights to any of the named executive officers of the Company. In addition, none of the named executive officers exercised during fiscal 1996 any previously granted stock options.

     The following table indicates the total number of exercisable and unexercisable stock options held by each named executive officer on September 30, 1996, the last day of fiscal 1996. According to the records of the National Quotation Bureau, Inc., there have been no available bid and ask prices for the Company's Common Stock subsequent to October 20, 1995. On such date, the closing bid price of the Company's Common Stock was 1/8 per share and, therefore, none of the outstanding options to purchase Common Stock was "in the money" on September 30, 1996.

     NAME                  EXERCISABLE      UNEXERCISABLE

Christopher Tennant            -0-               -0-
Ian J. Borrowdale            16,667              -0-
Manus O'Donnell                -0-             20,000

COMPENSATION OF DIRECTORS

     Since inception, no director has received any cash  compensation  for  his
services  as  such.    In the past, directors have been and will continue to be
reimbursed for reasonable expenses incurred on behalf of the Company.

     Since May 1993, Anglo Investors Corp., a company owned by James G. Niven (a director of the Company), has been retained to provide consulting services to the Company. Such company was paid the sum of $25,000 for such services during fiscal 1996.

     See " - Stock Option Plan" for information on Formula Options granted to certain members of the Board in fiscal 1996.

EMPLOYMENT CONTRACTS

     Christopher Tennant, President and Chief Executive Officer of the Company, is employed pursuant to an employment agreement expiring March 31, 1998 at an annual base salary of $180,000 plus annual cost-of-living adjustments. The term of the agreement may be extended for an additional three years under certain conditions relating to a merger or change of control of the Company. In addition, the agreement provides for the payment of bonus compensation based upon certain financial performance levels being achieved.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions regarding compensation of the Company's executive officers are generally made by the Compensation Committee (the "Committee") formed in February 1994. Prior to the formation of the Committee, decisions regarding executive compensation were made by the entire Board of Directors. The current members of the Committee are Richard Hambro, Paul R. Dupee, Jr. and Nigel D. Pilkington.

     The executive officers compensation program generally consists of base salary, incentive compensation, other miscellaneous compensation and stock option awards. The Committee considers the entire compensation package when setting any one component of compensation.

     The executive compensation philosophy maintained by the Company is to provide competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Assessments of both individual and corporate performance influence management's compensation levels. The Committee believes that it is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement the Company's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Management compensation is intended to be set at levels that the Committee believes is consistent with others in the Company's industry.

     The Committee also believes that equity ownership by management is beneficial in aligning managements' and stockholders' interests in the advancement of stockholder value. Base salaries for management are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries and bonuses for comparable positions at comparable companies within the aviation industry.

     Based on its evaluation of these factors, the Committee believes that in order to attract and retain qualified senior management such persons should be employed pursuant to arrangements which generally will provide for annual cost-of-living adjustments, bonus compensation and the grant of stock options under certain conditions.

     Christopher Tennant became Chief Executive Officer of the Company in 1989. His compensation for the fiscal year ended September 30, 1996 reflects the size and complexity of the Company, as well as his experience, individual contributions and corporate performance. In addition, in determining Mr. Tennant's compensation, the Committee takes into account salaries being paid to other chief executive officers of similar companies.

     During fiscal 1996, the Company entered into a new employment agreement with Christopher Tennant, effective as of October 1, 1996. As provided therein, Mr. Tennant will be paid an annual base salary of $180,000. This agreement replaced an employment agreement with Mr. Tennant which expired September 30, 1996 which also provided for an annual base salary of $180,000. Due to the Company's performance in recent years, the Committee determined not to increase Mr. Tennant's base salary at that time.

     COMPENSATION DEDUCTION LIMITATION. As part of the 1993 Omnibus Budget Reconciliation Act, Congress enacted Section 162(m) of the Internal Revenue Code, effective in 1994, which limited to $1 million per year the federal income tax deduction available to public companies for compensation paid to its chief executive officer and its four other highest paid executive officers, unless the compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. Under present employment arrangements, it is not anticipated that any officer will receive compensation subject to this limitation during the fiscal year ending September 30, 1997. In the future, if necessary, the Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate execute officers in a manner commensurate with performance and the competitive environment for executive talent.

Compensation Committee
     Richard Hambro
     Paul R. Dupee, Jr.
     Nigel D. Pilkington

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In February 1994, the Board of Directors formed a Compensation Committee, the current members of which are Richard Hambro, Paul R. Dupee, Jr. and Nigel
D. Pilkington. Mr. Hambro served thereon throughout the fiscal year ended September 30, 1996 while Mr. Dupee and Mr. Pilkington were appointed to the Compensation Committee in April 1996 and December 1996, respectively. James G. Niven, a director of the Company, also served on the Compensation Committee throughout fiscal 1996. Prior to March 1996, Mark A. Alexander who is no longer a director of the Company also served on the Compensation Committee. From February 1994 to January 1997, Mr. Hambro and Mr. Niven were Co-Chairman of the Board of Directors. Since January 1997, Mr. Hambro and been sole Chairman. Mr. Hambro and Mr. Niven received no compensation during fiscal 1996 for service in such capacities. However, since May 1993, Anglo Investors Corp., a company owned by Mr. Niven, has been retained to provide consulting services to the Company. During the fiscal year ended September 30, 1996, Anglo Investors Corp. was paid $25,000 for such services. Prior to February 1994, Mr. Hambro also served as Chairman of the Board from May 1989 to February 1994. Messrs. Dupee and Pilkington are non-officer directors and are not employees or former or current officers of the Company or any of its subsidiaries. Mr. Alexander who did not stand for re-election to the Board of Directors at the 1996 Annual Meeting of Stockholders, was also a non-officer director and is not an employee or former or current officer of the Company or any of its subsidiaries.

     See " - Transactions with Management and Others" for information on the conversion of the Company's Series C Convertible Preferred Stock into shares of Common Stock, in which each of Mr. Hambro and Mr. Niven has an interest. Also, see " - Transactions with Management and Others" for information on the conversion of the Company's 10% Senior Subordinated Convertible Debentures into shares of Common Stock by Paul R. Dupee, Jr. and Consulta Special Funds Limited.

     During the fiscal year ended September 30, 1996, no executive officer of the Company served as a director or a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity one of whose executive officers served on the Compensation Committee or the Board of Directors of the Company.

COMPARATIVE PERFORMANCE BY THE COMPANY

     The following graph shows a five-year comparison of cumulative total returns for the Company, the NASDAQ Market Index and a Peer Group Index.*

                COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
      AMONG LYNTON GROUP, INC., NASDAQ MARKET INDEX AND PEER GROUP INDEX

DESCRIPTION OF GRAPH: The graph is a line graph plotting the yearly change in cumulative total returns over a five-year period from October 1, 1991 to September 30, 1996. The graph compares the value of $100 invested on October 1, 1991 in the Company's Common Stock, the NASDAQ Market Index and a Peer Group Index. The Y axis on the graph represents $25 increments, within the range of $0 to $250 and the X axis represents the five-year period from October 1, 1991 to September 30, 1996. The chart below reflects the data points used for the graph.

Value at          Lynton Group     Peer Group     NASDAQ Market
September 30,     Common Stock     Index          Index
1991              $100.00          $100.00        $100.00
1992               100.00            86.35          98.34
1993                71.42           101.49         127.89
1994                16.67           117.00         135.34
1995                 7.15           173.68         164.32
1996                 7.15           243.23         191.84

     * Source: Media General Financial Services, Inc.

STOCK OPTION PLAN

     In August 1993, the Board of Directors of the Company adopted the 1993 Stock Option Plan (the "1993 Plan") for employees, officers, consultants or directors of the Company or its subsidiaries to purchase up to 250,000 shares of Common Stock of the Company. Stockholder approval was obtained in June 1994. Options granted under the 1993 Plan may either be "incentive stock options" as defined in Section 422 of the Internal Revenue Code, or non-statutory stock options. Under the terms of the 1993 Plan, participants may receive options to purchase Common Stock in such amounts and for such prices as may be established by the Board of Directors or the committee appointed by the Board, provided, however, that any incentive stock options granted under the 1993 Plan shall be granted at no less than 100% of the fair market value of the Common Stock of the Company at the time of grant.

     The 1993 Plan also provides that on November 1st of each year each member of the Board who is not an employee of the Company will be awarded an option (the "Formula Option") to purchase 1,667 shares of Common Stock of the Company. Formula Options will have an option price equal to 75% of the fair market value of the Common Stock of the Company as of the date of such grant. In fiscal 1996, Formula Options were awarded to James G. Niven, Richard Hambro and Nicholas R.H. Toms.

     As of September 30, 1996, options to acquire 46,669 shares of Common Stock have been granted under the 1993 Plan and 203,331 options were available for future grant.

SAVINGS PLANS

     The Company has a voluntary savings plan covering substantially all of its employees in the United States. The plan qualifies under Section 401(k) of the Internal Revenue Code. Pursuant to the plan, eligible employees may elect to contribute up to 15% of their salaries to an investment trust. Effective October 1, 1990, the Company contributes an amount equal to 100% of the first 4% of employee contributions. In addition, the Company has a voluntary savings plan covering eligible employees of its subsidiaries in the United Kingdom pursuant to which eligible employees may elect to contribute up to 17 1/2% of their salaries to an investment trust. The Company contributes an amount equal to 100% of the first 4% of employee contributions. During the fiscal year ended September 30, 1996, contributions made under such savings plans by the Company were (i) $6,173, $5,423 and $2,600 for Messrs. Tennant, Borrowdale and O'Donnell, respectively; and (ii) $14,196 for all executive officers as a group.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, during the fiscal year ended September 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Paul R. Dupee, Jr. filed one report late relating to one transaction. In making these disclosures, the Company has relied solely on a review of the copies of such reports furnished to the Company and written representations of its directors, executive officers and its greater than 10% stockholders.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Pursuant to a Credit Agreement, as amended, entered into in August 1990 (the "Credit Agreement"), HM Holdings, Inc., an indirect wholly-owned subsidiary of Hanson PLC ("HM Holdings"), had provided secured debt financing in the aggregate amount of $17,000,000 to the Company and Lynton Jet Centre, Inc., a wholly-owned subsidiary of the Company ("Lynton Jet Centre"). Specifically, in August 1990, HM Holdings made a $2,000,000 term loan to the Company (the "Company Term Loan"), a $10,800,000 term loan to Lynton Jet Centre (the "Lynton Jet Centre Term Loan") and provided a $4,200,000 revolving credit facility to Lynton Jet Centre (the "Revolving Credit Loans" and, together with the Company Term Loan and the Lynton Jet Centre Term Loan, collectively the "Loans"). In August 1994, the Revolving Credit Loan was reduced from $4,200,000 to $3,200,000.

     In June 1994, the Company Term Loan was repaid in full together with all principal payments on the Lynton Jet Centre Term Loan except for the final payment in the principal amount of $2,905,923 which would be due on September 30, 1997. The Credit Agreement also provided that the Revolving Credit Loans of $3,200,000 would also be due on September 30, 1997. In October 1994, HM Holdings agreed to an additional $500,000 Revolving Credit Loan. As a result, prior to the completion of the Debt Discharge Transaction (as described below), the principal amount owing to HM Holdings under the Loans was $6,605,923.

     On November 8, 1996, a Debt Discharge Agreement (the "Debt Discharge Agreement") was entered into by and among Hanson North America, Inc. ("Hanson North America"), Millennium America Inc. (formerly named Hanson America Inc.) ("Millennium America"), and the Company, Lynton Jet Centre and Lynton Properties, Inc. (a wholly-owned subsidiary of Lynton Jet Centre). Prior thereto, Hanson North America had succeeded to HM Holdings as lender under the Credit Agreement and had acquired certain assets of HM Holdings including the equity securities described below. Pursuant to the Debt Discharge Agreement and on November 13, 1996, Hanson North America was paid the sum of $3,500,000, and in consideration thereof (plus other consideration described below), (i) cancelled the Loans and discharged all obligations under the Credit Agreement except for certain indemnification obligations stated therein to survive termination of the Loans, (ii) surrendered to the Company 848,455 shares of Common Stock of the Company, (iii) surrendered Warrants to purchase an aggregate of 247,513 shares of Common Stock of the Company, and (iv) surrendered 2,000 shares of Series D Preferred Stock of the Company (the "Debt Discharge Transaction"). The foregoing shares and Warrants represented Hanson North America's entire equity interest in the Company. As provided in the Debt Discharge Agreement, the foregoing transactions were deemed to have occurred as of September 30, 1996. No dividends on the Series D Preferred Stock were paid in fiscal 1996.

     In connection with the Debt Discharge Transaction, Hanson North America also released all security and liens under the Credit Agreement, including its First Leasehold Mortgage (the "Leasehold Mortgage") and Assignment of Rents on the Jet Centre facility operated by Lynton Jet Centre at the Morristown Municipal Airport, Morristown, New Jersey. In addition, Millennium America, which previously guaranteed certain obligations of Lynton Jet Centre which were also secured by the First Leasehold Mortgage, terminated and released its interests in the Leasehold Mortgage.

     Under the terms of an Agreement of Lease entered into in August 1990, as amended in July 1994 (the "Lease"), Lynton Jet Centre has been leasing to HM Industries, Inc. ("HM Industries"), an affiliate of HM Holdings, office and hanger space at the Jet Centre facility in Morristown, New Jersey. Prior to July 1, 1994, the annual rent under the Lease was $325,000. Commencing July 1, 1994, the annual rent was reduced to $250,000.

     In connection with the Debt Discharge Transaction, and on November 8, 1996, Lynton Jet Centre entered into a Second Amendment to the Lease and Partial Assignment and Assumption of the Lease (the "Second Amendment") with Hanson North America (which prior thereto had merged with HM Industries with Hanson North America being the surviving entity) and Millennium America Holdings, Inc. ("Millennium Holdings"). Under the terms of the Second Amendment, Hanson North America assigned to Millennium Holdings an undivided one-half interest in and to the Lease. The Second Amendment provides that the term of the Lease shall end on November 7, 2001 and that no rent is or shall be due for the remainder of the term. The Second Amendment also provides that if at any time during the term of the Lease, space sufficient to accommodate an additional aircraft shall become available at the Jet Centre facility for rental, Hanson North America and Millennium Holdings shall have the right of first refusal with respect to such available space to lease such space for a period of five years at a predetermined annual rate. The Second Amendment also provides for liquidating damages payable by Lynton Jet Centre in the event of the termination of the Lease other than by reason of default by Hanson North America and/or Millennium Holdings.

     In conjunction with the Second Amendment, Lynton Jet Centre, Hanson North America and Millennium Holdings entered into a Jet Fuel Agreement on November 8, 1996 whereby Lynton Jet Centre agreed to sell jet fuel to Hanson North America and Millennium Holdings at the Jet Centre facility at a predetermined price for so long as aircraft of Hanson North America and Millennium Holdings is based at the Jet Centre facility.

     The four holders of all of the outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") were offered by the Company and agreed (effective retroactively to September 30, 1996) to convert all of the Series C Preferred Stock into an aggregate of 2,053,876 shares of Common Stock. Two of such holders are James G. Niven, a director of the Company, and
J. O. Hambro Nominees Limited, which may be deemed to be controlled by Richard Hambro, Chairman and a director of the Company. No dividends on the Series C Preferred Stock were paid in fiscal 1996.

     In addition, subsequent to the completion of the Debt Discharge Transaction, the holders of the 10% Senior Subordinated Convertible Debentures due December 31, 1998 (the "Debentures") of the Company were given the opportunity until January 10, 1997 to convert the Debentures into shares of Common Stock of the Company at a reduced conversion price of $.33 per share. Prior to completion of the Debt Discharge Transaction, there were Debentures in the principal amount of $1,960,000 outstanding. Two holders of the Debentures (Paul R. Dupee, Jr. and Consulta Special Funds Limited) agreed to convert the Debentures held by them (in the principal amount of $1,065,000) into 3,227,273 shares of Common Stock (effective retroactively to September 30, 1996). Paul
R. Dupee, Jr. is a director of the Company. The shares held by Consulta Special Funds Limited may be deemed to be beneficially owned by Nigel D. Pilkington, also a director of the Company. (See "Principal Stockholders and Security Ownership of Management").

     Under a Management Agreement with HM Industries entered into in August 1990, as amended (the "Management Agreement"), Lynton Jet Centre was obligated to provide complete aviation management services, including flight scheduling, aircraft utilization management, provision of pilots, repair and maintenance, fueling, catering and bookkeeping and accounting. From June 30, 1995 until September 30, 1996, however, the Company was obligated to provide only fueling, catering and bookkeeping and accounting services under the Management Agreement. In connection therewith, HM Industries reimburses the Company for actual costs of performing these services, less $125,000 per annum through June 30, 1994. Commencing July 1, 1994, there is no deduction in the reimbursement amount. During the fiscal year ended September 30, 1996, HM Industries reimbursed the sum of $3,985,000 to the Company under the terms of the Management Agreement. At September 30, 1995, reimbursements receivable from HM Industries was $141,000. No amount was due from HM Industries at September 30, 1996.

     See " - Employment Contracts" for information on the employment agreement entered into with Christopher Tennant.

     Pursuant to an oral agreement, the Company rents office space in London from Lynton International Limited ("Lynton International"), a company organized under the laws of England which is wholly-owned by Christopher Tennant, the Company's President, Chief Executive Officer and a Director. For the year ended September 30, 1996, rental expense for this space was $46,000.

INDEBTEDNESS OF MANAGEMENT

     At September 30, 1989, Lynton International was indebted to the Company in the amount of $123,521. Such indebtedness was incurred as a result of certain business expenses being paid by the Company prior to September 30, 1989 on behalf of Lynton International. During fiscal 1990, such amount was increased due to costs incurred by the Company on behalf of Lynton International for automobile rental and other charges and reduced partially by rent charges for the Company's office space in London. (See " - Transactions with Management and Others"). At September 30, 1995, Lynton International was indebted to the Company in the amount of $191,308. Such indebtedness did not have a due date and was non-interest bearing. This amount was written off in fiscal 1996 pursuant to a resolution of the Board of Directors of the Company. Christopher Tennant, the Company's President, Chief Executive Officer and a Director, is the sole stockholder of Lynton International. There is no relationship between Lynton International and the Company other than as described herein.

MATERIAL PROCEEDINGS

     There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any if its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

ADDITIONAL INFORMATION

     During the fiscal year ended September 30, 1996, the Board of Directors held three formal meetings. In addition, the Board of Directors took action by unanimous written consent and met informally on other occasions during the period. The Audit Committee of the Board of Directors, formed in February 1994, presently consisting of Messrs. Hambro, Dupee and Pilkington held one formal meeting during the last fiscal year. The Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants and internal audit department and evaluating the Company's accounting principles and its system of internal accounting controls. The Compensation Committee of the Board of Directors, formed in February 1994, presently consisting of Messrs. Hambro, Dupee and Pilkington held one formal meeting during the last fiscal year. The Compensation Committee is primarily responsible for reviewing compensation of executive officers and other key employees and overseeing the granting of stock options. No incumbent director, excepting James G. Niven and Nicholas R.H. Toms, attended fewer than 75% of all meetings of the Board of Directors and the Committees, if any, upon which such director then served during the 1996 fiscal year.

                         INDEPENDENT AUDITORS

     Grant Thornton LLP served an independent certified public accountants for the Company for the fiscal year ended September 30, 1996 and has been selected to continue in this capacity for the current fiscal year. The Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Board determines that such a change would be in the best interests of the Company and its stockholders. It is expected that a representative of Grant Thornton LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

                        STOCKHOLDERS' PROPOSALS

     Any stockholder who wishes to present a proposal for action at the next Annual Meeting of Stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by management must notify management of the Company so that such notice is received by management at its principal executive offices at 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey, 07960 by October 17, 1997 and is in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.

                             MISCELLANEOUS

     The Board of Directors knows of no other business to be presented at the Annual Meeting but if other matters properly do come before the meeting, it is intended that the persons named in the accompanying proxy will vote the shares for which they hold proxies in accordance with their judgment.


     The Company's Annual Report for the fiscal year ended September 30, 1996 is being delivered to the Company's stockholders with this Proxy Statement. The Annual Report is not to be considered part of the soliciting material.

                                      By Order of The Board of Directors


                                      Paul Boyd,
                                      Secretary


Dated:  February 14, 1997

                              APPENDIX
                         FORM OF PROXY CARD

                               PROXY

                         LYNTON GROUP, INC.
                  ANNUAL MEETING OF STOCKHOLDERS
                           MARCH 12, 1997

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Christopher Tennant and Paul Boyd, and each of them, with power of substitution as proxies for the undersigned to act and vote at the Annual Meeting of Stockholders of Lynton Group, Inc. (the "Company") to be held on March 12, 1997, at 2:00 p.m., local time, at the principal executive offices of the Company, 9 Airport Road, Morristown Municipal Airport, Morristown, New Jersey 07960, and any adjournments thereof for the following purposes:

     1. Election of Directors - Nominees: Christopher Tennant, Richard Hambro, James G. Niven, Paul R. Dupee, Jr. and Nigel D. Pilkington.

          [  ] FOR

          [  ] FOR ALL EXCEPT

          [  ] WITHHOLD

          INSTRUCTION: To withhold your vote for any nominee(s), mark "For All Except" and write that nominee's name on the line below.




     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSAL 1.




                                   Signatures of Stockholder(s)

                                   Date:


     NOTE: Please sign your name exactly as it appears on this Proxy. Jointly held shares require only one signature. If you are signing this Proxy as an attorney, administrator, agent, corporation, officer, executor, trustee or guardian, etc., please add your full title to your signature.

     IMPORTANT: IF YOU RECEIVE MORE THAN ONE CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

                        PLEASE ACT PROMPTLY
                SIGN, DATE & MAIL YOUR PROXY TODAY